UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 7, 2013

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California 91107

(Address of principal executive office, including zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On May 7, 2013, Tetra Tech, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement, dated as of May 7, 2013, among the Company, Tetra Tech Canada Holding Corporation, Bank of America, N.A., as Administrative Agent, and the lenders party thereto (the “Credit Agreement”).  The Credit Agreement is a $665 million senior secured, five-year facility that provides for a $205 million term loan facility (the “Term Loan Facility”) and a $460 million revolving credit facility (the “Revolving Credit Facility”). The Credit Agreement allows the Company to, among other things, (i) refinance the indebtedness under the Company’s Credit Agreement dated as of March 28, 2011; (ii) finance certain permitted open market repurchases of the Company’s common stock, permitted acquisitions, and cash dividends and distributions; and (iii) utilize the proceeds for working capital, capital expenditures and other general corporate purposes.  The Revolving Credit Facility includes a $200 million sublimit for the issuance of standby letters of credit, a $20 million sublimit for swingline loans, and a $150 million sublimit for multicurrency borrowings and letters of credit.

The entire Term Loan Facility was drawn on May 7, 2013.  The Term Loan Facility is subject to quarterly amortization of principal, with 0%, 5%, 5%, 7.5% and 7.5% payable in loan years 1, 2, 3, 4 and 5, respectively.  The Company may borrow on the Revolving Credit Facility, at its option, at either (a) a Eurocurrency rate plus a margin that ranges from 1.15% to 2.00% per annum, or (b) a base rate for loans in U.S. dollars (the highest of the U.S. federal funds rate plus 0.50% per annum, the bank’s prime rate or the Eurocurrency rate plus 1.00%) plus a margin that ranges from 0.15% to 1.00% per annum.  In each case, the applicable margin is based on the Company’s Consolidated Leverage Ratio, calculated quarterly.  The Term Loan Facility is subject to the same interest rate provisions.  The Credit Agreement expires on May 7, 2018, or earlier at the Company’s discretion upon payment in full of loans and other obligations.

The Credit Agreement contains certain affirmative and restrictive covenants, and customary events of default.  The financial covenants provide for a maximum Consolidated Leverage Ratio of 2.50 to 1.00 (total funded debt/EBITDA, as defined in the Credit Agreement) and a minimum Consolidated Fixed Charge Coverage Ratio of 1.25 to 1.00 (EBITDA, as defined in the Credit Agreement minus capital expenditures/cash interest plus taxes plus principal payments of indebtedness including capital leases, notes and post-acquisition payments).  The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company subsidiaries and are secured by first priority liens on the equity interests in the subsidiaries of the Company and the equity interests of those subsidiaries that are guarantors or borrowers under the Credit Agreement, and on the accounts receivable, general intangibles and intercompany loans of the Company and such subsidiaries.

The Credit Agreement and related Amended and Restated Security Agreement (U.S. loan parties), Security Agreement (Canadian loan parties), Amended and Restated Pledge Agreement (U.S. loan parties) and Pledge Agreement (Canadian loan parties) are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and are incorporated herein by reference.  The descriptions of the Credit Agreement, the Security Agreements and the Pledge Agreements contained herein are qualified in their entirety by reference to the full texts of those agreements.

Item 3.03.                                        Material Modification to Rights of Security Holders.

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.03.  Pursuant to the terms of the Credit Agreement, the Company’s ability to pay cash dividends on shares of its common stock will be subject to the Company being in compliance with the financial covenants set forth in the Credit Agreement.  Further, the aggregate amount of cash dividends paid during any fiscal year may not exceed $40 million.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Amended and Restated Credit Agreement dated as of May 7, 2013 among Tetra Tech, Inc., Tetra Tech Canada Holding Corporation, the lenders party thereto and Bank of America, N.A., as Administrative Agent.

10.2                        Amended and Restated Security Agreement dated as of May 7, 2013 made by Tetra Tech, Inc. and certain of its subsidiaries in favor of Bank of America, N.A., as Administrative Agent.

10.3                        Security Agreement dated as of May 7, 2013 made by Tetra Tech Canada Holding Corporation and certain of its subsidiaries in favor of Bank of America, N.A., as Administrative Agent.

10.4                        Amended and Restated Pledge Agreement dated as of May 7, 2013 made by Tetra Tech, Inc. and certain of its subsidiaries in favor of Bank of America, N.A., as Administrative Agent.

10.5                        Pledge Agreement dated as of May 7, 2013 made by Tetra Tech Canada Holding Corporation and certain of its subsidiaries in favor of Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date:	May 9, 2013	By:	/S/ STEVEN M. BURDICK
Steven M. Burdick
Executive Vice President and Chief Financial Officer